Exhibit 5.1
March 11, 2010
Hasbro, Inc.
1027 Newport Avenue
Pawtucket, RI 02862

Re:	Hasbro, Inc. Registration Statement on Form S-3, File No. 333-145947;
$500,000,000 aggregate principal amount of 6.35% Notes due 2040
Ladies and Gentlemen:
This opinion is furnished to you in connection with the issuance and sale of $500,000,000 aggregate principal amount of 6.35% notes due 2040 (the “Notes”) by Hasbro, Inc., a Rhode Island corporation (the “Company”). The Notes have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on September 10, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).
The Notes are being issued under an Indenture dated March 15, 2000 between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee, as supplemented by the Third Supplemental Indenture dated as of the date hereof (together, the “Indenture”).
We have acted as counsel for the Company in connection with the offering of the Notes. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.
Based upon the foregoing, we are of the opinion that, when the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Notes will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.
We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement relating to the Notes under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Hasbro, Inc.	March 11, 2010
This opinion may be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP